NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports First Quarter 2022 Results
•Record net sales of $4.9 billion, up 22% YOY
–Organic sales growth of 21%
–Record backlog as of March 31, 2022, up more than 90% YOY and up 25% sequentially
•Record operating profit of $284 million; operating margin of 5.8%
–Gross margin of 21.3%, up 120 basis points YOY and up 50 basis points sequentially
–Record adjusted operating profit of $315 million, up 85% YOY; adjusted operating margin of 6.4%, up 220 basis points YOY
–Record adjusted EBITDA of $364 million, up 68% YOY; adjusted EBITDA margin of 7.4%, up 200 basis points YOY
•Record earnings per diluted share of $3.19
–Adjusted earnings per diluted share of $3.63, up 154% YOY
•Leverage of 3.6x; improvement of 0.3x sequentially and 2.1x post-close of the Anixter merger
–Trailing 12 months adjusted EBITDA of $1.3 billion
•Raising 2022 outlook for adjusted earnings per diluted share to a range of $14.00 to $15.00, or up 40% to 50% versus prior year
PITTSBURGH, May 5, 2022 /Business Wire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services, and supply chain solutions, announces its results for the first quarter of 2022.
“Our first quarter results speak volumes about the new Wesco’s foundation for accelerating growth and profitability,” said John Engel, Chairman, President and CEO. "After delivering an exceptional performance in fiscal 2021, we’re off to an even more impressive start in 2022. Once again, we achieved new company records for sales, backlog and profitability while continuing our rapid deleveraging which now stands at 3.6x adjusted EBITDA, compared to 5.7x when we closed the Anixter merger. With each quarter, the power of Wesco’s scale, expanded portfolio and industry-leading positions becomes more evident as we build momentum and deliver superior value to our customers.”
Mr. Engel continued, “The demonstrated strength of Wesco’s business model and the success of our almost two year integration effort is clearly apparent in the achievement of our three business units which all delivered double-digit sales and profit growth results in the quarter in spite of supply chain challenges in certain categories. Our exceptional financial results continue to support our investment in our digital transformation effort which when completed will raise Wesco to an even higher level of performance, operating efficiency and customer loyalty.”
Mr. Engel added, “As a result of our outstanding start to the year and the accelerating momentum across our business, we are substantially raising our outlook for 2022. We now expect sales for the year to increase 12% to 15% and adjusted EBITDA margin to expand to between 7.3% and 7.6%, equating to $1.54 billion of adjusted EBITDA at the midpoint of the outlook range. We are also increasing our outlook for adjusted EPS to a range of $14.00 to $15.00. Given this robust anticipated growth, we are adjusting our full year 2022 outlook for free cash flow to 80% of adjusted net income to reflect our continued strategic investment in inventory to support our record backlog. The new Wesco is proving to be an integral partner to our customers across each of our business segments. Our financial results continue to prove the extraordinary value of the Wesco and Anixter combination and point to a future of sustained growth and market outperformance.”

The following are results for the three months ended March 31, 2022 compared to the three months ended March 31, 2021:
•Net sales were $4.9 billion for the first quarter of 2022 compared to $4.0 billion for the first quarter of 2021, an increase of 22.0% reflecting continued strong demand, price inflation, expanded product and service offerings afforded by the combination of Wesco and Anixter, as well as secular growth trends in electrification, automation, communications and security. Organic sales for the first quarter of 2022 grew by 21.2% as the number of workdays positively impacted reported net sales by 1.6%, and foreign exchange rates and Canadian business divestitures negatively impacted reported net sales by 0.5% and 0.3%, respectively. Sequentially, net sales grew 1.7% and organic sales were flat. Backlog at the end of the first quarter of 2022 increased by more than 90% to a record level compared to the end of the first quarter of 2021. Sequentially, backlog grew approximately 25%, marking the fifth consecutive quarter of sequential growth.
•Cost of goods sold for the first quarter of 2022 was $3.9 billion compared to $3.2 billion for the first quarter of 2021, and gross profit was $1,049.1 million and $811.0 million, respectively. As a percentage of net sales, gross profit was 21.3% and 20.1% for the first quarter of 2022 and 2021, respectively. Gross profit as a percentage of net sales for the first quarter of 2022 reflects our focus on value-driven pricing and continued momentum of our gross margin improvement program, along with higher supplier volume rebate income. The first quarter of 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by 20 basis points. Sequentially, gross profit as a percentage of net sales increased 50 basis points from 20.8% for the fourth quarter of 2021.
•Selling, general and administrative ("SG&A") expenses were $718.1 million, or 14.6% of net sales, for the first quarter of 2022, compared to $636.6 million, or 15.8% of net sales, for the first quarter of 2021. SG&A expenses for the first quarter of 2022 include merger-related and integration costs of $25.6 million. Adjusted for this amount, SG&A expenses were $692.5 million, or 14.0% of net sales, for the first quarter of 2022. SG&A expenses for the first quarter of 2022 reflect higher salaries and variable compensation expense, as well as volume-related costs driven by significant sales growth. In addition, digital transformation initiatives contributed to higher information technology expenses in the first quarter of 2022. The realization of integration cost synergies partially offset these increases. SG&A expenses for the first quarter of 2021 included $46.3 million of merger-related and integration costs, as well as a net gain of $8.9 million resulting from the divestiture of Wesco's legacy utility and data communications businesses in Canada. Adjusted for these amounts, SG&A expenses were $599.2 million, or 14.8% of net sales, for the first quarter of 2021.
•Depreciation and amortization for the first quarter of 2022 was $47.0 million compared to $41.2 million for the first quarter of 2021, an increase of $5.8 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $5.3 million of accelerated amortization expense for the first quarter of 2022.
•Operating profit was $284.0 million for the first quarter of 2022 compared to $133.3 million for the first quarter of 2021, an increase of $150.8 million, or 113.2%. Operating profit as a percentage of net sales was 5.8% for the current quarter, compared to 3.3% for the first quarter of the prior year. Operating profit for the first quarter of 2022 includes the merger-related and integration costs, and accelerated trademark amortization described above. Adjusted for these amounts, operating profit was $314.9 million, or 6.4% of net sales. For the first quarter of 2021, operating profit was $170.6 million, or 4.2% of net sales, adjusted for merger-related and integration costs of $46.3 million, and the net gain on the Canadian divestitures of $8.9 million. Adjusted operating margin was up 220 basis points compared to the prior year.
•Net interest expense for the first quarter of 2022 was $63.6 million compared to $70.4 million for the first quarter of 2021. The decrease reflects the repayment of fixed rate debt with variable debt that has lower borrowing rates.
•The effective tax rate for the first quarter of 2022 was 17.2% compared to 9.9% for the first quarter of 2021. For the three months ended March 31, 2022 and 2021, the effective tax rates reflect discrete income tax benefits of $13.4 million and $8.3 million, respectively, resulting from reductions to the valuation allowance recorded against foreign tax credit carryforwards, as well as deductible stock-based compensation. These discrete income tax benefits reduced the estimated annual effective tax rate by approximately 8.7 and 14.4 percentage points, respectively.
•Net income attributable to common stockholders was $166.9 million for the first quarter of 2022 compared to $44.8 million for the first quarter of 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $189.8 million for the first quarter of 2022. Adjusted for merger-related and integration costs, the net gain on the Canadian divestitures, and the related income tax effects, net income attributable to common stockholders was $74.1 million for the first quarter of 2021. Adjusted net income attributable to common stockholders increased 156.2% year-over-year.
•Earnings per diluted share for the first quarter of 2022 was $3.19, based on 52.2 million diluted shares, compared to $0.87 for the first quarter of 2021, based on 51.7 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first quarter of 2022 was $3.63. Adjusted for merger-related and integration costs, net gain on Canadian divestitures, and the related income tax effects, earnings per diluted share for the first quarter of 2021 was $1.43. Adjusted earnings per diluted share increased 153.8% year-over-year.

•Operating cash flow for the first quarter of 2022 was an outflow of $171.9 million, compared to an inflow of $120.5 million for the first quarter of 2021. The net cash outflow in the first quarter of 2022 was primarily driven by changes in working capital, including an increase in trade accounts receivable of $324.6 million resulting from higher sales in the latter part of the quarter. An increase in inventories of $214.2 million also contributed to the net cash outflow due to investments over the last several months to both address supply chain challenges and support our strong sales growth opportunities, partially offset by a corresponding increase in accounts payable of $200.0 million. Net working capital days as of March 31, 2022, calculated on a trailing twelve month basis using the preceding four quarter income statements and the average of the preceding five quarter-end balance sheets, improved more than five days from the end of the first quarter of 2021.

Segment Results
The Company has operating segments that are comprised of three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
Corporate primarily incurs costs related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended March 31, 2022 compared to the three months ended March 31, 2021:
•EES reported net sales of $2.1 billion for the first quarter of 2022 compared to $1.7 billion for the first quarter of 2021, an increase of 21.5%. Organic sales for the first quarter of 2022 grew by 20.8% as the number of workdays positively impacted reported net sales by 1.6%, and foreign exchange rates and the Canadian divestitures described above negatively impacted reported net sales by 0.4% and 0.5%, respectively. Sequentially, reported net sales grew 4.8% and organic sales increased 3.4%, reflecting continued strong demand. The increase compared to the prior year quarter reflects double-digit sales growth in our construction, original equipment manufacturer, and industrial businesses, reflecting business expansion, price inflation, as well as the benefits of cross selling and secular growth trends in electrification and automation. Operating profit was $178.8 million for the first quarter of 2022 compared to $100.1 million for the first quarter of 2021, an increase of $78.7 million, or 78.6%. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the first quarter of 2022 was negatively impacted by accelerated trademark amortization expense of $2.2 million. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $192.4 million for the first quarter of 2022, or 9.2% of net sales, compared to $112.0 million for the first quarter of 2021, or 6.5% of net sales. Adjusted EBITDA increased $80.4 million, or 71.8% year-over-year.
•CSS reported net sales of $1.4 billion for the first quarter of 2022 compared to $1.3 billion for the first quarter of 2021, an increase of 14.7%. Organic sales for the first quarter of 2022 grew by 13.9% as the number of workdays positively impacted reported net sales by 1.6% and foreign exchange rates negatively impacted reported net sales by 0.8%. Sequentially, reported net sales declined 5.3% and organic sales decreased 6.7%, which primarily reflects the effect of supply chain constraints. The increase compared to the prior year quarter reflects double-digit growth in our network infrastructure business led by global hyper-scale data center customers and an increase in structured cabling driven by accelerating return-to-work activities, as well as growth in our security solutions business driven by IP-based surveillance and the adoption of cloud-based technologies. Operating profit was $104.0 million for the first quarter of 2022 compared to $74.0 million for the first quarter of 2021, an increase of $30.0 million, or 40.6%. The increase primarily reflects the factors impacting the overall business, as described above, as well as the absence of the personal protective equipment inventory value write-down described in the Company's overall results above. Additionally, operating profit for the first quarter of 2022 was negatively impacted by accelerated trademark amortization expense of $2.6 million. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $123.0 million for the first quarter of 2022, or 8.6% of net sales, compared to $90.7 million for the first quarter of 2021, or 7.3% of net sales. Adjusted EBITDA increased $32.3 million, or 35.6% year-over-year.
•UBS reported net sales of $1.4 billion for the first quarter of 2022 compared to $1.1 billion for the first quarter of 2021, an increase of 31.6%. Organic sales for the first quarter of 2022 grew by 30.4% as the number of workdays positively impacted reported net sales by 1.6% and the Canadian divestitures described above negatively impacted reported net sales by 0.4%. Sequentially, reported net sales grew 4.9% and organic sales increased 3.4%. The increase compared to the prior year quarter, as well as sequentially, reflects broad-based growth driven by investments in grid modernization, connectivity demand and rural broadband development, as well as expansion in our integrated supply business. Operating profit was $129.9 million for the first quarter of 2022 compared to $87.0 million for the first quarter of 2021, an increase of $42.9 million, or 49.3%. The increase primarily reflects the factors impacting the overall business, as described above, offset by the benefit in the corresponding prior year quarter from the net gain on the Canadian divestitures. EBITDA, adjusted for other non-operating income, non-cash stock-based compensation expense, and the net gain on the Canadian divestitures in the first quarter of 2021 was $136.4 million for the three months ended March 31, 2022, or 9.7% of net sales, compared to $83.7 million for the three months ended March 31, 2021, or 7.8% of net sales. Adjusted EBITDA increased $52.7 million, or 63.0% year-over-year.

Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the first quarter of 2022 earnings as described in this News Release on Thursday, May 5, 2022, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks, such as the ongoing COVID-19 pandemic, supply chain disruptions, and the impact of Russia's recent invasion of Ukraine, including the impact of sanctions or other actions taken by the U.S. or other countries, the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2022		March 31, 2021
Net sales	$4,932,181		$4,041,477
Cost of goods sold (excluding depreciation and amortization)	3,883,074	78.7%	3,230,441	79.9%
Selling, general and administrative expenses	718,098	14.6%	636,576	15.8%
Depreciation and amortization	46,980		41,209
Income from operations	284,029	5.8%	133,251	3.3%
Interest expense, net	63,620		70,373
Other expense (income), net	1,124		(2,807)
Income before income taxes	219,285	4.4%	65,685	1.6%
Provision for income taxes	37,654		6,531
Net income	181,631	3.7%	59,154	1.5%
Net income (loss) attributable to noncontrolling interests	388		(24)
Net income attributable to WESCO International, Inc.	181,243	3.7%	59,178	1.5%
Preferred stock dividends	14,352		14,352
Net income attributable to common stockholders	$166,891	3.4%	$44,826	1.1%

Earnings per diluted share attributable to common stockholders	$3.19		$0.87
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,237		51,708

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$2,089,959		$1,720,813
Communications & Security Solutions	1,434,175		1,250,615
Utility & Broadband Solutions	1,408,047		1,070,049
	$4,932,181		$4,041,477
Income from operations:
Electrical & Electronic Solutions	$178,771		$100,111
Communications & Security Solutions	104,031		73,964
Utility & Broadband Solutions	129,948		87,030
Corporate	(128,721)		(127,854)
	$284,029		$133,251

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	As of
	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$201,474	$212,583
Trade accounts receivable, net	3,283,522	2,957,613
Inventories	2,881,256	2,666,219
Other current assets	512,717	513,696
Total current assets	6,878,969	6,350,111

Goodwill and intangible assets	5,144,803	5,152,474
Other assets	1,161,261	1,115,114
Total assets	$13,185,033	$12,617,699

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,341,137	$2,140,251
Short-term debt and current portion of long-term debt, net(1)	70,263	9,528
Other current liabilities	850,733	900,029
Total current liabilities	3,262,133	3,049,808

Long-term debt, net	4,836,658	4,701,542
Other noncurrent liabilities	1,118,764	1,090,138
Total liabilities	9,217,555	8,841,488

Stockholders' Equity
Total stockholders' equity	3,967,478	3,776,211
Total liabilities and stockholders' equity	$13,185,033	$12,617,699

(1)    As of March 31, 2022, short-term debt and current portion of long-term debt includes the $58.6 million aggregate principal amount of the Company's 5.50% Anixter Senior Notes due 2023, which mature on March 1, 2023.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating Activities:
Net income	$181,631	$59,154
Add back (deduct):
Depreciation and amortization	46,980	41,209
Deferred income taxes	(4,471)	(13,074)
Change in trade receivables, net	(324,558)	(117,412)
Change in inventories	(214,203)	(124,772)
Change in accounts payable	199,983	250,987
Other, net	(57,273)	24,398
Net cash (used in) provided by operating activities	(171,911)	120,490

Investing Activities:
Capital expenditures	(15,247)	(10,211)
Other, net(1)	111	54,753
Net cash (used in) provided by investing activities	(15,136)	44,542

Financing Activities:
Debt borrowings (repayments), net(2)	191,227	(288,499)
Equity activity, net	(16,793)	(4,342)
Other, net(3)	(7,301)	(19,332)
Net cash provided by (used in) financing activities	167,133	(312,173)

Effect of exchange rate changes on cash and cash equivalents	8,805	1,893

Net change in cash and cash equivalents	(11,109)	(145,248)
Cash and cash equivalents at the beginning of the period	212,583	449,135
Cash and cash equivalents at the end of the period	$201,474	$303,887
(1)    For the three months ended March 31, 2021, other investing activities includes cash consideration totaling approximately $54.1 million from the divestiture of Wesco's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness.
(2)    The three months ended March 31, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes. The redemption of the 2021 Notes was funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities.
(3)    For the three months ended March 31, 2022 and 2021, other financing activities includes $14.4 million of dividends paid to holders of Series A preferred stock.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of financial performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

Organic Sales Growth by Segment:

	Three Months Ended		Growth/(Decline)
	March 31, 2022	March 31, 2021	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,089,959	$1,720,813	21.5%	(0.5)%	(0.4)%	1.6%	20.8%
CSS	1,434,175	1,250,615	14.7%	—%	(0.8)%	1.6%	13.9%
UBS	1,408,047	1,070,049	31.6%	(0.4)%	—%	1.6%	30.4%
Total net sales	$4,932,181	$4,041,477	22.0%	(0.3)%	(0.5)%	1.6%	21.2%

Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	March 31, 2022	December 31, 2021	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,089,959	$1,994,954	4.8%	—%	(0.2)%	1.6%	3.4%
CSS	1,434,175	1,514,813	(5.3)%	—%	(0.2)%	1.6%	(6.7)%
UBS	1,408,047	1,342,152	4.9%	—%	(0.1)%	1.6%	3.4%
Total net sales	$4,932,181	$4,851,919	1.7%	—%	(0.1)%	1.6%	0.2%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales.

	Three Months Ended
Gross Profit:	March 31, 2022	March 31, 2021

Net sales	$4,932,181	$4,041,477
Cost of goods sold (excluding depreciation and amortization)	3,883,074	3,230,441
Gross profit	$1,049,107	$811,036
Gross margin	21.3%	20.1%

Three Months Ended
Gross Profit:	December 31, 2021

Net sales	$4,851,919
Cost of goods sold (excluding depreciation and amortization)	3,844,038
Gross profit	$1,007,881
Gross margin	20.8%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
Adjusted SG&A Expenses:	March 31, 2022	March 31, 2021

Selling, general and administrative expenses	$718,098	$636,576
Merger-related and integration costs	(25,563)	(46,322)
Net gain on divestitures	—	8,927
Adjusted selling, general and administrative expenses	$692,535	$599,181

	Three Months Ended
Adjusted Income from Operations:	March 31, 2022	March 31, 2021

Income from operations	$284,029	$133,251
Merger-related and integration costs	25,563	46,322
Accelerated trademark amortization	5,323	—
Net gain on divestitures	—	(8,927)
Adjusted income from operations	$314,915	$170,646
Adjusted income from operations margin %	6.4%	4.2%

	Three Months Ended
Adjusted Provision for Income Taxes:	March 31, 2022	March 31, 2021

Provision for income taxes	$37,654	$6,531
Income tax effect of adjustments to income from operations(1)	8,008	8,145
Adjusted provision for income taxes	$45,662	$14,676
(1)    The adjustments to income from operations have been tax effected at rates of approximately 26% and 22% for the three months ended March 31, 2022 and 2021, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
Adjusted Earnings per Diluted Share:	March 31, 2022	March 31, 2021

Adjusted income from operations	$314,915	$170,646
Interest expense, net	63,620	70,373
Other expense (income), net	1,124	(2,807)
Adjusted income before income taxes	250,171	103,080
Adjusted provision for income taxes	45,662	14,676
Adjusted net income	204,509	88,404
Net income (loss) attributable to noncontrolling interests	388	(24)
Adjusted net income attributable to WESCO International, Inc.	204,121	88,428
Preferred stock dividends	14,352	14,352
Adjusted net income attributable to common stockholders	$189,769	$74,076

Diluted shares	52,237	51,708
Adjusted earnings per diluted share	$3.63	$1.43
Note: For the three months ended March 31, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three months ended March 31, 2021, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, a net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$178,735	$103,687	$129,981	$(245,512)	$166,891
Net income attributable to noncontrolling interests	210	—	—	178	388
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	37,654	37,654
Interest expense, net	—	—	—	63,620	63,620
Depreciation and amortization	12,024	18,132	5,786	11,038	46,980
EBITDA	$190,969	$121,819	$135,767	$(118,670)	$329,885
Other (income) expense, net	(174)	344	(33)	987	1,124
Stock-based compensation expense(1)	1,622	877	626	4,425	7,550
Merger-related and integration costs	—	—	—	25,563	25,563
Adjusted EBITDA	$192,417	$123,040	$136,360	$(87,695)	$364,122
Adjusted EBITDA margin %	9.2%	8.6%	9.7%		7.4%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended March 31, 2022 excludes $1.4 million as such amount is included in merger-related and integration costs.

	Three Months Ended March 31, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$100,629	$73,594	$87,013	$(216,410)	$44,826
Net loss attributable to noncontrolling interests	(75)	—	—	51	(24)
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	6,531	6,531
Interest expense, net	—	—	—	70,373	70,373
Depreciation and amortization	10,563	16,293	5,210	9,143	41,209
EBITDA	$111,117	$89,887	$92,223	$(115,960)	$177,267
Other (income) expense, net	(443)	370	17	(2,751)	(2,807)
Stock-based compensation expense(2)	1,351	425	340	2,577	4,693
Merger-related and integration costs	—	—	—	46,322	46,322
Net gain on divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$112,025	$90,682	$83,653	$(69,812)	$216,548
Adjusted EBITDA margin %	6.5%	7.3%	7.8%		5.4%
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended March 31, 2021 excludes $1.3 million as such amount is included in merger-related and integration costs.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2022	December 31, 2021

Net income attributable to common stockholders	$530,039	$407,974
Net income attributable to noncontrolling interests	1,431	1,020
Preferred stock dividends	57,408	57,408
Provision for income taxes	146,633	115,510
Interest expense, net	261,321	268,073
Depreciation and amortization	204,325	198,554
EBITDA	1,201,157	1,048,539
Other income, net(1)	(44,181)	(48,112)
Stock-based compensation expense	28,556	25,699
Merger-related and integration costs	137,725	158,484
Net gain on divestitures	—	(8,927)
Adjusted EBITDA	$1,323,257	$1,175,683

	As of
	March 31, 2022	December 31, 2021
Short-term debt and current portion of long-term debt, net	$70,263	$9,528
Long-term debt, net	4,836,658	4,701,542
Debt discount and debt issuance costs(2)	67,715	70,572
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(2)	(786)	(957)
Total debt	4,973,850	4,780,685
Less: cash and cash equivalents	201,474	212,583
Total debt, net of cash	$4,772,376	$4,568,102

Financial leverage ratio	3.6	3.9
(1)    Other non-operating income for the twelve months ended March 31, 2022 and December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.
(2)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
Free Cash Flow:	March 31, 2022	March 31, 2021

Cash flow (used in) provided by operations	$(171,911)	$120,490
Less: Capital expenditures	(15,247)	(10,211)
Add: Merger-related and integration cash costs	22,798	14,472
Free cash flow	$(164,360)	$124,751
Percentage of adjusted net income	(80)%	141%

Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three months ended March 31, 2022 and 2021, the Company paid for certain costs to integrate the acquired Anixter business. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods.